Board of Trustees

New Age Alpha Trust

555 Theodore Fremd Ave., Ste. A-101

Rye, New York 10580

Re: Fund Chief Compliance Officer and AML Compliance Officer Services

Dear Board of Trustees:

Thank you for providing Joot with the opportunity to provide Chief Compliance Officer (“CCO”) and Anti-Money Laundering (“AML”) Compliance Officer services for New Age Alpha Trust (the “Trust”). This letter identifies the scope of the proposed services and our fee for such services; it is also structured as an engagement letter so that if you choose to accept the terms, it can govern the arrangement between the Trust and Joot.

Throughout this document, the terms “we” or “our” refers to CCO Technology, LLC (d/b/a Joot), and the terms “you” or “client” refer to the Trust.

Terms and Conditions

1.                   Scope of Engagement

a.                   Services. The list of CCO and AML Compliance Officer services that we will provide to you are listed on Exhibit 1. We based this list of services on your current compliance program and the applicable regulatory requirements. Charles Black will be the individual named as CCO and AML Compliance Officer for the engagement.

2.                  Term

a.                   The engagement will begin on November 19, 2020 (the “Effective Date”) and continue for successive two-year periods, unless terminated, without penalty, (i) by a majority of the Independent Trustees of the Trust at any time upon written notice to Joot, or (ii) by Joot upon 30 days’ prior written notice. Joot agrees that, if it terminates this engagement, it will assist the Independent Trustees in their search for a replacement CCO and AML Compliance Officer. Joot agrees that if Charles Black can no longer serve as CCO or AML

Compliance Officer, it will notify the Board of Trustees and will, (i) offer the services of another individual to serve pursuant to this engagement, or (ii) terminate the agreement upon written notice to Joot.

b.                  Our engagement will conclude on the last day of the month in which we render our final bill. After completion of such services, we will have no continuing obligation to you.

3.                  Compensation and Expenses

a.                   The fee schedule for the proposed services is listed on Exhibit 2 and will take effect on the Effective Date. The annual engagment fees will begin the month the funds of the Trust become legally effective with the Securities and Exchange Commission.

b.                  Joot will bill for its services at the beginning of the month, and payment is due within 15 days of receipt of the invoice. If you want to dispute any fees or expeneses, you agree to pay all undisputed amounts due and notify Joot in writing of any disputed fees or expenses.

c.                   In addition to the compensation described in Section 3.a. and Exhibit 2, Joot shall be reimbursed for its reasonable out-of-pocket expenses in providing services under this Agreement (e.g., travel expenses for board meetings and due diligence visits).

4.                  Amendments and Assignments

a.                   The parties may amend this engagement at any time with a written agreement signed by both parties.

b.                  Neither party may assign this agreement without the written consent of the other party.

5.	Books and records

a.                   Joot shall maintain and keep current the books and records relating to the services, as required by applicable law and the Trust policies and procedures, including the following:

1.	A copy of the Fund’s Compliance Policies and Procedures adopted by the Trust pursuant to Rule 38a-1 that are in effect, in an easily accessible place;

2.	Copies of materials provided by Joot to the Board of Trustees, in connection with their approval of any amendments to the Fund’s Compliance Policies and Procedures under Rule 38a-1, and written reports provided to the Board of Trustees pursuant to paragraph Rule 38a-1 for at least five years after the end of the fiscal year in which the documents were provided, the first two years in an easily accessible place; and

3.	Any records prepared by Joot documenting the Fund’s annual review of the Compliance Policies and Procedures pursuant to Rule 38a-1 for at least five years after the end of the fiscal year in which the annual review was conducted, the first two years in an easily accessible place.

6.	Insurance

a.                   The Trust shall maintain insurance coverage that covers the duties and responsibilities of the CCO and AML Compliance Officer (who shall be named officers of the Trust) in providing the services under this Agreement. The Trust shall notify Joot should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. Joot shall notify the Trust of any material claims which respect to services performed under this Agreement, whether or not they may be covered by insurance.

7.	Confidentiality

a.                   "Confidential Information" means and includes (whether identified as confidential, and whether in writing) any business and technical information that a party maintains as confidential and proprietary and which is disclosed to the other party, except as and to the extent otherwise specifically provided herein. More specifically, “Confidential Information” shall mean all information concerning or proprietary to a party including, but not limited to, ideas, techniques, processes, methods, concepts, drawings, designs, descriptions, specifications, works of authorship, patent applications or other filings, trade secrets, product lists, product submission lists, business relationships, customer lists, trading methodologies, index methodologies, data (including any personal information of any customers or other individuals), know-how, formulas, photographs, documents, all forms of software and electronic media, equipment, research, development, and business and financial information.

b.                  "Confidential Information" shall not include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure; (ii) becomes publicly known and made generally available after disclosure through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure; (iv) is obtained by the receiving party from a third party without a breach of such third party's obligations of confidentiality; (v) is independently developed by the receiving party without use of or reference to the disclosing party's Confidential Information; or (vi) is required by law to be disclosed by the receiving party, provided that the receiving party gives the disclosing party prompt written notice of such requirement prior to such disclosure and provides assistance in obtaining an order protecting the information from public disclosure.

c.                   During the engagement, Joot will accumulate materials related to services. Some of these materials will constitute Confidential Information. Joot agrees to use commercially reasonable means to protect such information.

d.                  Each party agrees not to use Confidential Information of the other party for its benefit without the express written consent of the other party. Each party agrees not to disclose any Confidential Information of the other party to any person or entity, except as required by applicable law. If disclosure is required, the disclosing party agrees to promptly notify the other party so that it may have an opportunity to contest this disclosure.

e.                   All confidential information is provided "as is." Neither party makes any warranties—express, implied, or otherwise—regarding the accuracy, completeness, or performance of any confidential information provided to the other party.

8.	Indemnification

a.                   The Trust agrees to indemnify Joot and hold it harmless from all actions, claims, damages, costs, and reasonable legal fees (collectively, “Losses”) arising directly or indirectly from any action or omission that Joot takes (1) at the request or on the direction of the Trust and its officers and Trustees; (2) reliance by Joot on any reasonable advice from the Trust or its authorized representatives; or (3) on its own initiative, in good faith and in accordance with a reasonable standard of care, in connection with Joot’s performance under this Agreement.

9.	Miscellaneous

a.                   This agreement constitutes the entire agreement between the parties and supersedes all previous drafts, agreements, arrangements, and understandings between them, whether written or oral, relating to its subject matter.

b.                  Failure to exercise, or any delay in exercising, any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy.

c.                   Any notice or other communication required to be given under this letter, shall be in writing and shall be delivered personally, or sent by pre-paid post, or by commercial courier, or by electronic mail to each party required to receive the notice or communication at its address as outlined in the signature page.

d.                  Nothing in this letter is intended or shall be deemed to establish any partnership or joint venture between any of the parties, constitute any party the agent of another party, nor authorize any party to make or enter into any commitments for or on behalf of any other party.

e.                   This letter and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed by Ohio law.

I hope this explanation of the structure of our relationship will be helpful to you. You understand that the terms and conditions of this letter and its exhibits constitute the terms under which Joot proposes to undertake the engagement. If you find the proposed terms and conditions acceptable, please execute and return a copy of this letter to my attention.

Regards,

/s/ Charles Black

Charles Black

Director of Compliance Services

Joot

The undersigned accepts and agrees to the terms of this letter.

By: /s/ Keith Kemp

Name: Keith Kemp

Title: President of the Trust

Dated: 11/20/2020_______________

Exhibit 1 – Scope of Services _

Joot will provide the following fund CCO compliance services:

1.	Joot will provide an individual with the requisite background and familiarity with the Federal Securities Laws (as defined in Rule 38a-1) to serve as the CCO and to administer the Trust’s policies and procedures adopted pursuant to Rule 38a-1, and CCO cannot be replaced by Joot without prior approval by a majority of the Board’s Independent Trustees.

2.	Joot will review and recommend changes, if necessary, to the Trust’s current written policies and procedures that are reasonably designed to prevent violation of the Federal Securities Laws (as defined in Rule 38a-1) by the Trust, including policies and procedures that provide for the oversight of compliance by each investment adviser, principal underwriter, administrator, and transfer agent of the Trust.

3.	The CCO shall provide at least annually, or more often as the Board of Trustees of the Trust reasonably requests, a written report to the Board that addresses, at a minimum:
a.	The operation of the policies and procedures of the Trust and each investment adviser, principal underwriter, administrator, and transfer agent of the Trust, and any material changes made to those policies and procedures since the date of the last report; and
b.	Each Material Compliance Matter (as defined in Rule 38a-1) that occurred since the date of the last report.

4.	The CCO shall, no less frequently than annually, meet separately with the Trust’s Independent Trustees, and shall make himself or herself available to participate in the Fund’s quarterly meetings, and shall provide a written summary of compliance matters for the relevant quarterly period.

5.	The CCO shall cooperate with an examination or investigation and take all reasonable actions in the performance of his/her duties under this Agreement, to ensure that the necessary information is made available to the Securities and Exchange Commission or any other regulatory authority in connection with any regulatory examination or investigation of the Trust.

Joot will provide the following AML Compliance Officer services:

1.	Review the adequacy of the Trust’s AML policies and procedures and the effectiveness of their implementation;
2.	Monitor and review the AML responsibilities that have been delegated to the service providers of the Trust; and
3.	Provide reporting to the Board of Trustees, at least annually, regarding the Trust’s and service providers’ AML policies and procedures.